Staffing 360 Solutions Releases Revised Quarterly Revenue Guidance

Revenue for the Quarter Ended August 31, 2014 Expected to Exceed $32.0 Million

New York, NY – September 17, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe, today announced revised revenue guidance for the Company’s quarter ended August 31, 2014, with revenue expected to be $32.0 million, as opposed to the previously forecast amount of $30.2 million.

As part of the Company’s consolidation strategy, Staffing 360 Solutions has successfully completed five acquisitions, including operations in the United States and United Kingdom. To help quantify the Company’s rapid expansion over the past year, Staffing 360 Solutions previously reported revenues of $1.3 million for the quarter ended August 31, 2013 versus the current guidance of $32.0 million for the same period this year.

“We are pleased to announce revenue that is nearly $2 million greater than our previously issued guidance of $30.2 million,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Continuing to generate revenue that is significantly greater than the same period last year is a major testament to our consolidation strategy. As we continue to pursue acquisitions, we look forward to keeping the investment community apprised of our achievements.”

The Company is not revising its previously issued guidance of $32.1 million for the fiscal quarter ended November 30, 2014 at this time, yet reserves the right to do so at a later date.

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million. The five acquisitions the Company has completed represents a key validator of this strategy’s successful implementation.

Staffing 360’s investor fact sheet, which contains a comprehensive chart of the Company’s revenue guidance, can be viewed at:

www.staffing360solutions.com/content/staf_ifs.pdf

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global consolidation strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the finance and accounting, administrative, engineering, IT and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

Staffing 360 Solutions, Inc.

Alfonso J. Cervantes, Vice Chairman and President

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com